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Exhibit 10.19

INTELLECTUAL PROPERTY EXCLUSIVE LICENSE AGREEMENT

        THIS INTELLECTUAL PROPERTY EXCLUSIVE LICENSE AGREEMENT (this "Agreement"), dated and effective as of September 23, 2002 ("Effective Date") is by and between HEELING SPORTS LIMITED, a Texas limited partnership ("Licensee") and CURTIS HOLDINGS, LLC, a Minnesota limited liability company ("Licensor"). Licensee and Licensor are sometimes referred to in this Agreement individually as a "Party" and collectively as the "Parties".

        A.    Licensor, by reason of certain assignments, is the owner of certain Patent Rights (as hereinafter defined).

        B.    Licensor, by reason of certain assignments, is the owner of certain Marks (as hereinafter defined). The Patent Rights and the Marks shall be collectively referred to herein as the "Intellectual Property".

        C.    Subject to the terms and conditions hereinafter set forth, Licensor desires to license to Licensee, and Licensee desires to license from Licensor, the Intellectual Property.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        The following definitions of terms used in this Agreement are in addition to any other terms which are defined in this Agreement:

          "AAA" has the meaning set forth in Section 7.14(a) below

          "Affiliates" means and includes, at any time, each Person;

            (a)   that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, any Party;

            (b)   that beneficially owns or holds five percent (5%) or more of any class of the voting stock of any Party;

            (c)   that owns five percent (5%) or more of the voting stock (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) which is beneficially owned or held by any Party; or

            (d)   that is an officer, director or manager of any Party.

          As used in this definition "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise, and "voting stock" means with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time any stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency), and shall include the common stock; and in the case of any other Person, any equity interests in such Person whose holders or owners are entitled to direct or manage such Person or to appoint, nominate, elect or vote for Persons entitled to manage or direct such Person.

          "Contingent License Payments" has the meaning set forth in Section 2.3.

          "Effective Date" has the meaning set forth in the introductory paragraph.

          "Governmental Entity" means any government or any agency, bureau, commission, court, authority, department, official, political subdivision, administrative body, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Grind Shoes" means any footwear products that incorporate a grind plate designed and intended to be used for the purposes of grinding.

          "Improvements" means any and all inventions, developments, improvements and know-how, as well as blueprints, molds, techniques and methodology known to Licensor, Artemis Licensing, or any of their Affiliates, including those in connection with the manufacture of footwear and grind plates heretofore made by Artemis Licensing. Licensor or any of their Affiliates, including, inter alia, all factual knowledge and information owned or controlled by Licensor that may or may not be capable of precise, separate definition.

          "In-Stride" has the meaning set forth in Section 2.1.

          "Indemnification Credit" means a record of account maintained by Licensee that is to be credited and/or debited as provided in this Agreement.

          "Intellectual Property" has the meaning set forth in Recital B above.

          "Knowledge" means an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. A Person (other than a natural person) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact.

          "Legal Proceeding" means any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding.

          "Licensee" has the meaning set forth in the preface above.

          "Licensee's FOB Cost" means the price paid by Licensee to its manufacturer for such item at the applicable manufacturing facility and does not include the cost of any wheel or other apparatus used for skating or for attaching any such item, nor costs or expenses related to duties, insurance, shipping, commissions, taxes or other similar expense or cost.

          "Licensee Party or Parties" means Licensee and each of its shareholders, members, partners (whether general or limited), directors, officers, employees, agents, attorneys or other representatives, and each of the heirs, personal or legal representatives, successors and assigns of any such Person.

          "Licensor" has the meaning set forth in the preface above.

          "Licensor Party or Parties" means Licensor and each of its members, managers, officers, employees, agents, attorneys or other representatives, and each of the heirs, personal or legal representatives, successors and assigns of any such Person.

          "Losses" means any claim, liability, obligation, loss, damage, assessment, Order, settlement, cost and expense, attorneys' and accountants' fees, and costs and expenses reasonably and actually incurred in investigating, preparing, defending against or prosecuting any demand or Legal Proceeding.

          "Marks" means the trademarks shown on Schedule 1 attached hereto, in all its various forms currently in use on or in connection with the Products including, without limitation, as they appear in their respective registrations or any common law use of trademarks, whether or not registered.

          "Monthly Payment Report" means a report provided by Licensee to Licensor that is certified as true, correct and complete by the chief financial or accounting officer of Licensee, that identifies for each calendar month Licensee's gross sales and Licensee's FOB Costs related to the Contingent License Payments due with respect to that month.

          "Notices" has the meaning set forth in Section 7.8 below.

          "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

          "Party" or "Parties" has the meaning set forth in the preface above.

          "Patent Rights" means all rights in and to any and all United States patents and patent applications owned by Licensor or its Affiliates, including but not limited to, those set forth in Schedule 2 attached hereto, and any domestic or foreign patents issued thereupon, including patents issued upon domestic or foreign counterpart applications, continued-prosecution applications, continuations, divisionals or continuation-in-part applications or as described in Schedule 2 hereto, together with any Improvements as of the Effective Date or subsequent thereto.

          "Person" means an individual, a partnership, a limited liability company or partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any other form of entity or company.

          "Products" means any grind plate and/or footwear incorporating a grind plate, made and/or marketed for use in grinding, and any other footwear, apparel, accessories or other items, including but not limited to those shown on Schedule 1 hereto, that bear one or more of the Marks.

          "Sale" has the meaning set forth in Section 2.3(e).

          "Soap Shoes" means any footwear product that, in the absence of this Agreement, would infringe the Marks.

ARTICLE 2
GRANT TO LICENSEE; PAYMENT

        2.1    License and Transfer of Intellectual Property and Termination of License.

          A.    Licensor hereby grants to Licensee and Licensee hereby accepts, an exclusive worldwide license to make, have made, use, offer to sell, sell, import, modify, have modified, lease or otherwise dispose of products incorporating the Intellectual Property or any part thereof, subject to the terms of this Agreement.

          B.    Licensee acknowledges that Licensor pursuant to that certain Intellectual Property Purchase Agreement (the "Artemis Agreement") between Licensor and Artemis Licensing dated May 30, 2002 Licensor granted a security interest in and to the Intellectual Property to Artemis Licensing. Pursuant to that certain World Wide License and Assignment Agreement between In-Stride, Inc. ("In-Stride") and Artemis Licensing entered, on or about December 9, 2000 Artemis Licensing granted an exclusive license to In-Stride (the "Stride License"). In-Stride, has filed for bankruptcy, which proceeding is currently pending in U.S. Federal Bankruptcy Court in San Antonio, Texas as case number 02-54008. In-Stride has listed the Stride License as an asset of its bankruptcy estate. Licensor makes no representations as to the possible claims that In-Stride's bankruptcy trustee may make in and to the Intellectual Property. It is Licensor's position that the Stride License has been properly terminated and that neither Stride nor a third party has a valid claim in and to the Intellectual Property or any part thereof. The Parties have entered into that certain Intellectual Property Purchase Agreement of even date herewith (the "Purchase Agreement"), attached hereto as Exhibit A, pursuant to which Licensor sells and Licensee purchases the Intellectual Property. As a condition precedent to the effectiveness of the Purchase Agreement. Licensor has agreed to use reasonable efforts to settle on or before July 31, 2003 all claims that In-Stride or the trustee of In-Stride's bankruptcy estate and their respective successors and assigns may have in and to the Intellectual Property. The date all such claims are settled and the Purchase Agreement becomes effective shall hereinafter be called the "Purchase Agreement Effective Date".

          C.    Licensee shall have the option to terminate this Agreement at any time after the occurrence of one or more of the following events:

              (i)  Licensor is unable to prove by July 31, 2003, to Licensee's reasonable satisfaction, that all claims by In-Stride and the trustee of In-Stride's bankruptcy estate and their respective successors and assigns arising from or related to the Stride License, if any, have been settled and that Licensor has clean title in and to the Intellectual Property free and clear of any claims, liens or encumbrances, except those arising from acts or omissions of Licensee during the term of this Agreement: or

             (ii)  At any time prior to the Purchase Agreement Effective Date a third party claims or alleges to have an interest in and to the Intellectual Property, except to the extent said claim arises from an act or omission of Licensee during the term of this Agreement and Licensor does not settle the same within 45 days after said claim arises; or

            (iii)  Licensor fails to deliver the Assignment Agreement to Licensee on or before September 30, 2002.

          D.    If Licensor is unable to prove on or before July 31, 2003 to Licensee's reasonable satisfaction that all claims, suits, or other causes of actions, by In-Stride and the trustee of In-Stride's bankruptcy estate and their respective successors and assigns arising from or related to the Stride License, if any, have been settled and that Licensor has clean title in and to the Intellectual Property free and clear of any claims, liens or encumbrances, except those arising from an act or omission of Licensee during the term of this Agreement, Licensor may, at its option terminate this Agreement by providing Licensee 15 days advance written notice (the "Notice to Terminate"). Licensee shall have 15 days from the date it receives the Notice to Terminate to provide Licensor written notice (the "Waiver Notice") whether it is willing to waive its right to receive the Intellectual Property free and clear of all claims, liens or encumbrances arising from or related to the Stride License, if any. Effective on date of the Waiver Notice, Licensor will be entitled to receive the Escrow Funds.

          E.    If this Agreement is terminated in accordance to this Section 2.1, the License granted herein, together with all required royalty provisions, shall survive the termination of this Agreement to the extent necessary for Licensee to dispose of its existing inventory and fulfill its then current contract, provided, however, Licensee shall not be entitled to renew or extend any existing contracts.

          F.     On the Effective Date and as a precondition to the effectiveness of this Agreement, Licensor will assign and Licensee will assume that certain Co- Existence Agreement dated on or about April 28, 2000 by and between Licensor (as successor-in-interest to Artemis Innovations, Inc., a California corporation), et al, and Brightwater B.V., a Netherlands corporation with limited liability, (the "Co-Existence Agreement") pursuant to an agreement in the form of the Assignment and Assumption Agreement attached hereto as Exhibit "B" (the "Assumption Agreement").

        2.2    Infringement Release.    Licensor hereby releases Licensee and all purchasers and users of Intellectual Property acquired from Licensee from all claims, demands, and rights of action that Licensor may have on account of any infringement or alleged infringement of any Intellectual Property or any part thereof by the manufacture, use, modification, license, lease, sale, offer for sale, import of the Intellectual Property or products incorporating the Intellectual Property or any part thereof prior to the date of this Agreement. It is the intent of the Parties that this Section 2.2 or any part of this Agreement will not, under any circumstances, be interpreted as an admission by Licensee that it has infringed on Licensor's or its predecessors' rights in and to the Intellectual Property.

        2.3    Payments; Manner and Time of Payment.    Subject to the terms and conditions of this Agreement, Licensee shall pay to Licensor the contingent license payments and the one time payment described in this Section 2.3 (respectively, the "Contingent License Payments" and "One-Time Payment"). The Contingent License Payments shall be calculated as of the last day of each month and shall be paid, if due, no later than forty-five (45) days following the last day of the month for which such Contingent License Payment was calculated. Together with the remittance of any Contingent License Payment, Licensee shall deliver to Licensor a Monthly Payment Report. The Contingent License Payments shall consist of the following, as applicable:

          (a)    Newly Manufactured Grail Shoes; Grind Shoes; Soap Shoes    During the term of this Agreement, Licensee shall pay to Licensor twelve percent (12%) of Licensee's FOB Cost on the sale of: (i) each pair of Licensee's shoe model numbers 9023 and 9024 (the "Grail Shoes"), subject to Section 2.3(b) below, (ii) each pair of Grind Shoes; and (iii) each pair of Soap Shoes.

          (b)    Existing Grail Shoes.    Licensor acknowledges that Licensee has ordered (or may order) and/or inventoried up to 60,000 pair of Grail Shoes as of the Effective Date. Licensee shall pay to Licensor one dollar ($1.00) on the sale of each pair of such Grail Shoes until all such Grail Shoes are sold Licensor also acknowledges that Licensee has previously sold approximately 26,000 pairs of Grail Shoes and Licensee hereby agrees to pay to Licensor one dollar ($1.00) for each such pair of previously sold Grail Shoes in conjunction with the first Contingent License Payment made under this Agreement.

          (c)    Non-Footwear Items.    During the term of this Agreement, Licensee shall pay to Licensor (i) twelve percent (12%) of Licensee's FOB Cost on the sale of any non-footwear products, apparel, accessories or other similar items that, in the absence of this Agreement, would infringe the Marks, and (ii) twenty five percent (25%) of the gross revenue received by Licensee from the sub-license to an entity not affiliated with Licensee of any non-footwear products, apparel, accessories or other similar items that, in the absence of this Agreement, would infringe the Marks.

          (d)    Sub-License of Patents Items.    During the term of this Agreement, Licensee shall not sub-license the Patent Rights to other parties without the express written consent of the Licensor.

          (e)    Meaning of Sale.    For purposes of Section 2.3, a "sale" occurs on the date any such item described above is shipped by Licensee to its customers or, if directly shipped from the factory to a customer, when the shipment has successfully cleared customs in the applicable country of receipt. For purposes of Section 2.3(c)(ii) specifically, a "sale" occurs on the date the Licensee receives revenues from any such licensee.

          (f)    One-Time Payment.    A non-refundable, except as provided herein. One-Time Payment of $225,000 shall be made by the Licensee on the effective date into an account or credited in a record as set forth below:

            (i)    Escrow Funds.    On the Effective Date, Licensee shall deliver to a mutually acceptable escrow agent (the "Escrow Agent") $100,000 (the "Escrow Funds") together with a mutually acceptable escrow agreement containing in addition to the standard conditions contained in such agreements the following terms:

              (a)   The Escrow Agent will be instructed to release the Escrow Funds to Licensor on the Purchase Agreement Effective Date; provided, however, if Licensee terminates this Agreement pursuant to Section 2.1(C), the Escrow Agent will be instructed to release the Escrow Funds to Licensee. If Licensee elects to terminate this Agreement pursuant to Section 2.1(C), then the refund of the Escrow Funds will be Licensee's entire remedy for Licensor's failure to deliver the Intellectual Property free and clear of all claims, liens or encumbrances arising from or related to the Stride License. The Parties realize and acknowledge that after studying and reviewing the effect of a termination of this Agreement under Section 2.1(C) that there is no way to ascertain a complete determination of the damages that may result and therefore agree that the return of the $100,000 in Escrow Funds to Licensee will fully satisfy and liquidate any and all claims, rights, or causes of action Licensee may have as a result of its election to terminate this Agreement pursuant to Section 2.1(C); and

              (b)   The Escrow Agent will be instructed to release the Escrow Funds to Licensor upon Licensee's election to enter into the Purchase Agreement pursuant to Section 2.1(D),

            (ii)    Indemnification Credit    On the Effective Date, Licensee shall credit $125,000 to the balance of a record Licensee shall maintain throughout the term of this Agreement and the Purchase Agreement. The Indemnification Credit shall be a record having a variable dollar amount against which various costs of the Parties set forth in this Agreement or future indemnifications of Licensee by Licensor that are mutually agreed to by the Parties may be applied against. The Licensee will retain possession of the $125,000 and shall provide notice to Licensor whenever a credit or debit has been made to the record of the Indemnification Credit. Upon completion of the dealings between the Parties, any amount remaining as an Indemnification Credit in the record will be retained by Licensee. Should the Parties be unable to agree on whether Licensor is obligated to indemnify Licensee in the future or upon the Indemnification Credit having a zero balance, the dispute regarding the future indemnification will be determined in accordance with this Agreement or the Purchase Agreement, as applicable.

          (g)    Corrigan Payment.    On the Effective Date, Licensee shall pay to Licensor $31,500 and Licensee shall debit the Indemnification Credit balance by the $31,500 payment Licensee shall credit the Indemnification Credit balance $10,500 upon receipt of a fully executed assignment and non-compete agreement (the "Assignment Agreement") substantially in the form attached hereto as Exhibit "C". Licensee shall also credit the Indemnification Credit balance $21,000 upon the execution of a co-marketing/co-promotion agreement by and between Licensee and J.D. Corporation, Manufacturer of Razor (the "Razor Agreement").

          (h)    Low End Product.    In the event a third party introduces into the stream of commerce a shoe or similar product intended to be used for grinding, which does not infringe the Intellectual Property, and which is targeted to the retail footwear (or comparable) market at a retail price point equal to or less than $50.00, and Licensee, at its option, decides to introduce into the stream of commerce a similar non-infringing shoe or other product (each, a "Low End Product") for the purpose of competing with said competing grinding product, anything contained herein to the contrary notwithstanding and in lieu of any other royalty payments contained herein, Licensor shall be entitled to a royalty of $1.00 for each pair of Low End Product or such lesser amount as may be mutually agreed upon by the Parties.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF LICENSOR

        Licensor represents and warrants to Licensee that the statements contained below in this Article 3 are correct and complete in all material respects as of the Effective Date. Except for the representations and warranties contained in this Article 3, Licensor has not made nor does it now make to Licensee any representation, warranty or guaranty of any kind whatsoever, express or implied, including, without limitation, with respect to any aspect of the Intellectual Property.

        3.1    Organization.    Licensor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota, has full power and authority to own, lease and operate its properties and to carry on its business as now conducted.

        3.2    Intellectual Property.

          (a)   Licensor is the sole and exclusive owner of the Intellectual Property, and owns good and valid right, title and interest to the Intellectual Property, free and clear of any mortgages, liens, encumbrances, charges, restrictions, pledges, security interests, licenses or other encumbrances or similar restrictions, and Licensor has the right to use the Intellectual Property and to grant the rights granted herein without payment to any third party, subject to the disclosures contained in Section 2.1(B) which are again set forth below. Pursuant to the Artemis Agreement, Licensor granted a security interest in and to the Intellectual Property to Artemis. Pursuant to that certain World Wide License and Assignment Agreement between In-Stride, Inc. and Artemis Licensing entered on or about December 9, 2000, Artemis Licensing granted the Stride License. In-Stride has filed for Bankruptcy, which proceeding is currently pending in U.S. Federal Bankruptcy Court in San Antonio, Texas as case number 02-54008. In-Stride has listed the Stride License as an asset of its bankruptcy estate. Licensor makes no representatives as to the possible claims that In-Stride's bankruptcy trustee may make in and to the Intellectual Property. It is Licensor's position that the Stride License has been properly terminated and that neither Stride nor a third party has a valid claim in and to the Intellectual Property or any part thereof    Licensor has not granted any rights (including but not limited to, any license or covenant not to sue) in the Intellectual Property to any third party and, to Licensor's Knowledge, is not aware of any third party that has any right, or claim of right, in and to the Intellectual Property, or that intends or may intend to use in any way, the Intellectual Property in any manner related to the footwear industry.

          (b)   To the Knowledge of Licensor, there are no Legal Proceedings with respect to the Intellectual Property or products manufactured or sold which incorporate the Intellectual Property, including, without limitation, any Legal Proceeding for trademark or patent infringement, whether before the United States Patent and Trademark Office or any other Governmental Entity and personal injury claims, except those certain proceedings and other matters now pending which are described on Schedule 3 hereto.

          (c)   To the Knowledge of Licensor, the use of the Marks in connection with any sale of the Products would not infringe in any respect upon the trademark, trade name or other rights of any Person, whether or not registered.

          (d)   To the Knowledge of Licensor, neither the use of the know-how to manufacture the Products nor the use of the Intellectual Property would infringe in any respect upon any patent or other rights of any Person, whether or not registered.

          (e)   Schedule 1 is a complete and accurate list in all material respects of all trademarks in connection with the advertising, promotion, sale and distribution of the Products.

          (f)    Schedule 2 is a complete and accurate list in all material respects of all patents and pending patent applications relating to or covering the Products.

        3.3    Solvency.    Licensor is solvent and will not be rendered insolvent by any of the contemplated transactions hereunder. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of Licensor exceeds the present fair saleable value of Licensor's assets. Immediately after giving effect to the consummation of the contemplated transactions: (i) Licensor will be able to pay its liabilities as they become due in the usual course of its business; (ii) Licensor will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Licensor will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Licensor in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Licensor will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Licensor. The cash available to Licensor after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

        3.4    Disclosure.    No representation or warranty or other statement made by Licensor in this Agreement or otherwise in connection with the contemplated transactions hereunder contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Licensor does not have Knowledge of any fact (other than general economic conditions) that may materially adversely affect the Intellectual Property.

        3.5    Authority.    Licensor has full power, authority and legal capacity to enter into this Agreement and to consummate the transactions contemplated herein subject to the representations and disclosures contained in this Agreement. This Agreement has been duly and validly executed and delivered by Licensor, and is a valid and legally binding obligation of Licensor, enforceable in accordance with its terms.

        3.6    Noncontravention.    Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein or therein, will conflict with, constitute or cause a breach, default or violation of the charter documents or bylaws of Licensor, any license or contract to which Licensor is a party or any other covenant or obligation binding upon Licensor or affecting any of its assets or properties.

        3.7    Broker's Fees.    Licensor has no liability or obligation to pay any fees or commissions to, nor has Licensor used the services of, any broker, finder, financial advisor or agent (other than attorneys' fees and fees of accountants) with respect to the transactions contemplated by this Agreement.

        3.8    Customer List.    If during the term of this Agreement, Licensee negotiates an agreement with In-Stride or its successor(s) in interest for the purchase of In-Stride's customer list and Licensor approves of said agreement, the Indemnification Credit balance will be reduced by or debited, the lesser of, the amount paid by Licensee for said customer list and/or miscellaneous assets or by $25,000.

        3.9    Haksan Trading Company.    If during the term of this Agreement Licensee decides to retire any or all of the outstanding debt owed or alleged to be owed by Licensor and/or In-Stride to Haksan Trading Company on the Effective Date plus any applicable penalties and/or interest thereon

(collectively, the "Haksan Debt"), for every dollar or fraction thereof, expended by Licensee in paying the Haksan Debt the balance of the Indemnification Credit will be debited or reduced by like amount; provided, however, the Indemnification Credit balance shall not be debited or reduced by more than $7,988 plus any applicable interest (if any) as a result of the payment of the Haksan Debt.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF LICENSEE

        Licensee represents and warrants to Licensor that the statements contained in this Article 4 are correct and complete in all material respects as of the Effective Date.

        4.1    Organization.    Licensee is a limited partnership duly formed and validly existing under the laws of the State of Texas, has full power and authority to own, lease and operate its properties and to carry on its business as now conducted.

        4.2    Authority.    Licensee has full power to enter into this Agreement, and to consummate the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Licensee, and is a valid and legally binding obligation of Licensee, enforceable in accordance with its terms.

        4.3    Noncontravention.    Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated herein or therein, will conflict with, constitute or cause a breach, default or violation of the operating agreement or other documents of Licensee, any license or contract to which Licensee is a party or any other covenant or obligation binding upon Licensee or affecting any of its assets or properties.

        4.4    Broker's Fees.    Licensee has no liability or obligation to pay any fees or commissions to any broker, finder, financial advisor or agent (other than attorneys' fees and fees of accountants) with respect to the transactions contemplated by this Agreement.

        4.5    Solvency.    Licensee is solvent and will not be rendered insolvent by any of the contemplated transactions hereunder. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of Licensee exceeds the present fair saleable value of Licensee's assets. Immediately after giving effect to the consummation of the contemplated transactions: (i) Licensee will be able to pay its liabilities as they become due in the usual course of its business; (ii) Licensee will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Licensee will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Licensee in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Licensee will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Licensee. The cash available to Licensee, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

        4.6    Insurance.    Licensee agrees, at its sole cost and expense, to obtain and keep in force insurance comparable in amount and type with that presently existing with its current footwear line of products. This insurance requirement shall be subject to cancellation by Licensee only upon thirty (30) day prior written Notice to Licensor. Licensee's failure to maintain this insurance requirement will entitle Licensor, without any further proceedings, such as set forth in Section 7.14, to terminate this Agreement by providing Licensee 10 days advance written notice, if the breach is not cured during said time period.

        4.7    Commercially Reasonable Efforts.    Licensee shall use commercially reasonable efforts to design, promote, and sell: (i) grind shoes covered by at least one or more claims of the Patents set forth on Schedule 2, (ii) Soap Shoes, and (iii) Non-Footwear Items as defined in Section 2.3(c).

        4.8    Disclosure.    No representation or warranty or other statement made by Licensee in this Agreement or otherwise in connection with the contemplated transactions hereunder contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Neither Licensee nor Licensee's agents have any Knowledge of any fact that may materially lower the license payments due including but not limited to any decrease in the FOB cost of Licensee's shoes. Notwithstanding the above, Licensee shall be free to negotiate the best possible terms with third parties, including, without limitation, its suppliers, which may result in a reduction of the current FOB cost.

        4.9    Obligation to Maintain Intellectual Property.    Upon completion and resolution to Licensee's satisfaction of its due diligence. Licensee shall except as provided herein be obligated to maintain and/or prosecute the Intellectual Property and to pursue any additional protection or rights in and to the Intellectual Property during the term of this Agreement; provided, however, for every dollar or fraction thereof, expended by Licensee in performing its obligations under this Section 4.9. Licensee shall debit the Indemnification Credit by like amount expended up to a cumulative maximum amount of $25,000. Any further expenses to maintain the Intellectual Property will be borne by Licensee. However, if Licensee decides, at its option, not to maintain and/or prosecute the Intellectual Property or any part thereof, it shall provide Licensor with reasonable Notice to that effect so as to allow Licensor to make any filing or pay any fees necessary to maintain or prosecute the Intellectual Property. For purposes of this Section 4.9, Notice given 30 days prior to any filing or payment deadline, without any additional fees to extend the filing or payment deadline, shall be considered reasonable notice.

ARTICLE 5
INDEMNIFICATION

        5.1    Indemnification of Licensor.    Licensee shall defend, indemnify, save and hold harmless each of the Licensor Parties from, against and with respect to any and all Losses for which any Licensor Party may become liable, or which any Licensor Party may incur or may be compelled to pay in any Legal Proceeding against or otherwise involving any such Licensor Party for or by reason of any acts, whether of omission or commission, which may be suffered or committed, directly or indirectly, arising out of or related or attributable to (i) the manufacture, sale, offer for sale, marketing, advertising, promotion, distribution, importation or use of any Product by Licensee or its sub-licensees and Affiliates, including injury to any Person or property caused by a Product or its use, (ii) any claim that the activity of Licensee or any of its sub-licensees or Affiliates with respect to its use of the Intellectual Property infringes upon the rights of any third party or results in any unfair trade practices, (iii) use by Licensee or any of its sub-licensees or Affiliates of any trademark, trade name, logo or design (including the Marks) on any Product, or (iv) Licensee's breach of the representations and warranties set forth in Article 4 of this Agreement. Notwithstanding the foregoing, nothing contained in the foregoing sentence shall obligate or be construed to obligate Licensee to indemnify any of the Licensor Parties for any of the Licensor Parties' actions or omissions prior to the Effective Date, including any liability or claim arising out of or relating to a breach or some other action or omission of Licensor Party or any claim against the same that occurred prior to the Effective Date. A Licensor Party shall notify Licensee within a reasonable time of the receipt of Notice by such Licensor Party of the making or instituting of a claim or Legal Proceeding under this Section 5.1, Licensee shall have the option of contesting or defending any claim or Legal Proceeding by counsel acceptable to the Licensor Party, which acceptance shall not be unreasonably withheld, and each such Licensor Party shall reasonably cooperate in such contest or defense at the sole expense of Licensee. The Licensee shall bear all reasonable expenses in connection with the defense and/or settlement of any such claim or Legal Proceeding, except that if a Licensor Party desires to retain its own counsel to participate in the defense of such claim or Legal Proceeding, it may do so at its own expense. Provided that Licensee shall within a reasonable time after such Notice diligently contest or defend any claim or Legal Proceeding, the Licensor Party shall not settle or compromise such claim or Legal Proceeding except with the consent of Licensee, which consent shall not be unreasonably withheld, conditioned or delayed. If Licensee shall not within a reasonable time after such Notice diligently contest or defend any claim or Legal Proceeding, any Licensor Party may contest or defend such claim or Legal Proceeding and may, without the consent of Licensee, settle or compromise such claim or Legal Proceeding, in which case Licensee shall bear all reasonable expenses incurred by any Licensor Party in connection with the defense and/or settlement of any such claim or Legal Proceeding.

        5.2    Indemnification of Licensee.    Licensor shall defend, indemnify, save and hold harmless each of the Licensee Parties from, against and with respect to any and all Losses for which any Licensee Party may become liable, or which any Licensee Party may incur or may be compelled to pay, in any claim or Legal Proceeding against or otherwise involving any such Licensee Party for or by reason of any acts, whether of omission or commission, which may be suffered or committed, directly or indirectly, arising out of or related or attributable to (i) Licensor's breach of the representations and warranties set forth in Article 3 of this Agreement; (ii) any liability, obligation or claim arising out of or relating to a breach or some other action or omission of Licensor that occurred prior to the Effective Date; (iii) any and all liabilities arising from the Products produced and/or sold by the Licensor, or (iv) any noncompliance with the fraudulent transfer laws. A Licensee Party shall notify Licensor within a reasonable time of the receipt of Notice by such Licensee Party of the making or instituting of a claim or Legal Proceeding under this Section 5.2, Licensor shall have the option of contesting or defending any claim or Legal Proceeding by counsel acceptable to the Licensee Party, which acceptance shall not be unreasonably withheld, and each such Licensee Party shall reasonably cooperate in such contest or defense at the sole expense of Licensor. The Licensor shall bear all reasonable expenses in connection with the defense and/or settlement of any such claim or Legal Proceeding, except that if a Licensee Party desires to retain its own counsel to participate in the defense of such claim or Legal Proceeding, it may do so at its own expense. Provided that Licensor shall within a reasonable time after such Notice diligently contest or defend any claim or Legal Proceeding, the Licensee Party shall not settle or compromise such claim or Legal Proceeding except with the consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed. If Licensor shall not within a reasonable time after such Notice diligently contest or defend any claim or Legal Proceeding, any Licensee Party may contest or defend such claim or Legal Proceeding and may, without the consent of Licensor, settle or compromise such claim or Legal Proceeding, in which case Licensor shall bear all reasonable expenses incurred by any Licensee Party in connection with the defense and/or settlement of any such claim or Legal Proceeding.

        5.3    No Infringement Indemnification.    Except as provided in Section 5.2 above, Licensor shall not in any manner be obligated to indemnify Licensee for any Losses, including by reason of any claim or finding that the use of the Intellectual Property infringes on the rights of any third party or results in any unfair trade practice.

        5.4    Survival of Representations and Warranties; Indemnification.    The representations and warranties of Licensor and Licensee contained in Article 3 and Article 4 above, respectively, shall survive termination or expiration of this Agreement, and the obligations of Licensee and Licensor in Sections 5.1 and 5.2 above, respectively, shall also survive termination or expiration of this Agreement.

ARTICLE 6
PAYMENT CREDIT

        6.1    Credit for Contingent License Payments.    The parties agree that any and all Contingent License Payments paid by Licensee hereunder would be applied toward any Minimum Contingent License Payments required by the Purchase Agreement on an aggregated basis.

        6.2    Non-solicitation.    Licensor hereby agrees that during the term of this Agreement it shall not solicit, entertain, acknowledge or negotiate any offer to buy, sell, or license the Intellectual Property or its outstanding interests and shall not merge or solicit or negotiate any offer to merge with or into any entity. Licensor will immediately notify Licensee of any contact with any other person or entity regarding any such offer, proposal or related inquiry.

ARTICLE 7
GENERAL

        7.1    Infringement Prosecution.    Licensee, as exclusive licensee, shall have power but not the obligation to institute and prosecute at its own expense suits for infringement of the Intellectual Property, whether past or present and if required by law, Licensor will join as party plaintiff in such suits. All expenses in such suits will be borne entirely by Licensee, and Licensee will pay to Licensor twenty-five percent (25%) of any excess of recoveries over expenses in such suits.

        7.2    Bankruptcy of Licensor.    In the event Licensor seeks or is involuntarily placed under the protection of the bankruptcy laws, Title XI, U.S. Code, and the trustee in bankruptcy rejects this Agreement, Licensee hereby elects, pursuant to Section 365(n). to retain all rights granted to it under this Agreement to the extent permitted by the law.

        7.3    Construction; Governing Law; Exclusive Venue.    This Agreement, its construction and the determination of any rights, duties or remedies of the Parties arising out of or relating to this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

        7.4    Entire Agreement; Waiver.    This Agreement (which term, as used in this Agreement, includes the Exhibits and Schedules referred to herein) constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties, covenants or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including any alleged waiver based on a Party's knowledge of any inaccuracy or incompleteness in any representation or any breach of any warranty or covenant contained herein) unless in writing and signed by the Party against which such amendment, supplement, modification, waiver or termination is asserted. No waiver of a provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly therein provided.

        7.5    Binding Effect; Successors; Assignment.    All of the terms and provisions of this Agreement by or for the benefit of the Parties shall be binding upon and inure to the benefit of their respective successors, permitted assigns, heirs and personal representatives. Licensee may assign its rights and obligations, directly or by operation of law, under this Agreement subject to the following conditions, which conditions shall be applicable during the term of this Agreement: (a) the assignee to which Licensee assigns its rights and obligations shall assume all of the obligations of Licensee hereunder pursuant to a written form reasonably acceptable to Licensee; and (b) Licensee shall obtain Licensor's written approval of the proposed assignee prior to the assignment; provided, however, a change of control will not be considered an assignment. Licensor may assign its rights and obligations under this Agreement, directly or by operation of law, upon obtaining Licensee's prior written approval. Except as expressly provided herein, nothing herein is intended to confer upon any Person, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

        7.6    Exhibits and Schedules.    All Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein as though fully set forth at length.

        7.7    Validity; Breach.    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The term "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        7.8    Notices.    All notices, requests, approvals, demands, claims and other communications required or permitted to be given under this Agreement (individually and collectively, "Notices") shall be in writing and shall be served personally, or sent by a national overnight delivery or courier company, or by United States registered or certified mail, postage prepaid, return receipt requested, and addressed as follows

If to Licensee:	Heeling Sports Limited 1205 Venture Court, Suite 109 Carrollton, Texas 75206 Attention: Mike Staffaroni Fax No.: (214) 390-1661
With a copy to:	Hunton & Williams Energy Plaza, 30th Floor 1601 Bryan Street Dallas, TX 75201 Attention: Robert J. Ward. Esq. Fax No.: (214) 880-0011
If to Licensor to:	Curtis Holdings, LLC 19230 Evans Street, Suite 115 Elk River, Minnesota 55330 Attention: Mr. Richard C. Foster Fax No.: (763) 241-1399
With a copy to:	Michael J. Pape, Esq. 312 South Third Street Minneapolis, Minnesota 55415 Fax No.: (612) 339-6580

        Any such Notices shall be deemed delivered upon delivery or refusal to accept delivery as indicated in writing by the person attempting to make personal service, on the U.S. Postal Service return receipt, or by similar written advice from the overnight delivery company; provided, however, that if any such Notice shall also be sent by electronic transmission device, such as telex, telecopy, fax machine or computer to the fax number, if any, set forth above, such Notice shall be deemed given at the time and on the date of machine transmittal (except if sent after 5:00 p.m. recipient's time, then the notice, shall be deemed given at 9:00 a.m. on the next business day) if the sending Party receives a written sent verification on its machine and sends a duplicate Notice on the same day or the next business day by personal service, registered or certified United States mail, or overnight delivery in the manner described above. Each Party shall make an ordinary, good faith effort to ensure that it will accept or receive Notices that are given in accordance with this Section 7.8, and that any Person to be given Notice actually receives such Notice. Any Party to whom Notices are to be sent pursuant to this Agreement may from time to time change its address and/or facsimile number for future communication hereunder by giving Notice in the manner prescribed herein to all other Persons named in this Section 7.8, provided that the address and/or facsimile number change shall not be effective until five (5) business days after the Notice of change has been given.

        7.9    Interest on Late Payments.    If any Party fails to pay another Party any amount when such amount is due and payable, including, without limitation, if Licensee fails to pay any portion of the Contingent License Payments when each is due and payable, such unpaid amount shall bear interest at the rate of eighteen percent (18%) per annum or the highest rate then permissible under applicable law, whichever is higher, the accrual of which interest shall commence on the due date until paid in full in accordance with the terms and conditions of this Agreement.

        7.10    Counterparts.    This Agreement may be executed in one or more counterparts by the Parties. All counterparts shall be construed together and shall constitute one agreement.

        7.11    Effect of Headings.    The titles or headings of the various articles, sections and paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to or in any way may be used to modify, explain or place any construction upon any of the provisions of this Agreement.

        7.12    Terminology.    All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders and the singular shall include the plural and vice versa.

        7.13    No Third Party Rights.    Except as otherwise provided herein, nothing in this Agreement, express or implied, is intended to confer on any Person not a Party any right or remedies by reason of this Agreement.

        7.14    Arbitration.    Any controversy or claim arising out or relating to this Agreement shall be settled by arbitration in accordance with the following provisions:

          (a)    Panel.    The arbitration shall be heard and determined by a panel of three (3) independent persons. Each party shall have the right to designate one (1) member of the panel. Such members shall select a third member of the panel. The party demanding arbitration shall communicate its demand therefore in writing, identifying the nature of the dispute and the name of its arbitrator, to the other party The other party shall then be bound to name, in writing, its arbitrator within twenty (20) days after receipt of such demand. If the other patty fails or refuses to name its arbitrator within the twenty (20) day time period, the American Arbitration Association ("AAA") shall name the second arbitrator within ten (10) days of its receipt of notice of the other party's refusal. If the two (2) arbitrators are unable to agree upon a third arbitrator within twenty (20) days after the second arbitrator is named, the AAA shall appoint a third arbitrator from candidates submitted by both parties within ten (10) days of such submission.

          (b)    Rules.    The commercial rules of the AAA shall apply to any arbitration under this Agreement, except to the extent the provisions of this Article vary therefrom. The parties further recognize that they reside in separate states and therefore any arbitration under this Agreement is also subject to and covered by the Federal Arbitration Act.

          (c)    Decisions.    Decisions of the panel shall be made by majority vote. The panel is empowered to render awards including, without limitation, damage awards and injunctions enjoining a party from performing any act prohibited or compelling a party to perform any act directed by this Agreement. The panel may award any type of damages and any amount of damages permitted or authorized by this Agreement.

          (d)    Interim Orders.    The panel may issue such interim orders in accord with principles of equity as may be necessary to protect any party from irreparable harm during the pendency of any arbitration before it. Any such order shall be without prejudice to the final determination of the controversy.

          (e)    Location.    Each proceeding before the panel shall be held at alternating locations between Dallas, Texas and Minneapolis, Minnesota, or as otherwise agreed upon by the parties.

          (f)    Expedited Schedule.    The arbitration shall be conducted on an expedited schedule. Unless otherwise agreed by the parties, the parties shall make their initial submissions to the panel and the hearing shall commence within thirty (30) days of the close of discovery in the proceedings. The hearing shall be completed within twenty (20) days thereafter.

          (g)    Prompt Award.    The award shall be made promptly by the panel, and, unless agreed by the parties, no later than thirty (30) days from the closing of the hearing. Any failure to render the award within the foregoing time period shall not affect the validity of such award.

          (h)    Discovery.    The parties shall be entitled to discovery of all documents and information reasonably necessary for a full understanding of any dispute raised in the arbitration relating to this Agreement. The parties may use all methods of discovery available under the Federal Rules of Civil Procedure, including, without limitation, depositions, requests for admission and requests for production of documents. The time periods applied to these discovery methods shall be set by the panel so as to permit compliance with the scheduling provisions of this Article.

          (i)    Binding Decisions.    The decision or award rendered or made in connection with the arbitration shall be final and binding upon the parties thereto. The prevailing party may present the decision or award to any court of competent jurisdiction for confirmation pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. §§ 1-14, and such court shall enter forthwith an order confirming such decision or award.

        7.15    Conditions to Closing.    The effectiveness of this Agreement is subject to the receipt by Licensee, the following which are conditions precedent to the validity of this Agreement, unless specifically waived in writing by the Licensee

          (a)   Validly executed Assignment Agreement; and

          (b)   Validly executed Assumption Agreement.

        7.16    Non-Competition Provision.    As an inducement for Licensee to enter into this Agreement. Licensor and each of its members agree that during the term of this Agreement neither Licensor nor any of its members will, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in the grind shoe, wheel shoe, or skate shoe industry or any other business whose products or activities compete in whole or in part with the business of Licensee or the business in which the Products or Intellectual Property were used prior to the Effective Date or may be used thereafter, including anywhere within the

Western Hemisphere, Europe, the Middle East, Australia, Asia, South Africa and the Far East; provided, however, that the Licensee or any of its members may purchase or otherwise acquire up to (but not more than) ten percent (10%) of any class of securities of any enterprise (but without otherwise participating, directly or indirectly, in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Licensee and each of its members agree that this covenant is reasonable with respect to its duration, geographical area and scope. The Licensee and Licensor and each of its members agree that the damages resulting from a breach of this Section 7.16 may be impossible to measure accurately, and injuries sustained by Licensee may be incalculable and irremediable. Therefore, in addition to claiming damages in respect thereof, Licensee shall be entitled as a matter of right to seek an injunction to prevent a breach of the covenants and obligations hereof and such right shall be cumulative and in addition to any other remedies which may be available at law or at equity. Licensor and its members, with respect to their own actions, agree to indemnify and hold Licensee harmless for any damages it may suffer resulting from a breach of this Section 7.16.

        7.17    Licensor's Right to Inspection.    Licensee shall keep and maintain, at its regular place of business, sufficient records and books of account of its activities under this Agreement and shall maintain such books and records in accordance with generally accepted accounting principles. Once each calendar year during Licensee's regular business hours, and upon twenty-four hour notice, independent certified public accountants designated by Licensor, or other designated representatives of Licensor, shall have the right, at Licensor's expense, to inspect said books and records at Licensee's premises for the purpose of verifying the accuracy thereof and of the payments and reports required by this Agreement. It is understood that such inspection shall be undertaken in a manner that will not unreasonably interfere with Licensee's normal business operations at the site of the inspection. If, as a result of such examination or audit, Licensor shall determine what it believes to be a discrepancy. Licensor shall promptly furnish to Licensee a copy of Licensor's report (the "Discrepancy Report") setting forth the amount of the discrepancy in the royalty payment and showing in reasonable detail the basis upon which the discrepancy was determined. Within thirty (30) calendar days following the date of delivery to Licensee of the Discrepancy Report. Licensee shall pay to Licensor a sum equal to that portion of the claimed discrepancy as to which there remains no bona-fide dispute and show in reasonable detail the basis upon which Licensee claims there is no discrepancy. If the amount of discrepancy, agreed upon exceeds ten percent (10%) of the Installment Payments due for the period involved. Licensee shall reimburse Licensor for its audit or inspection expenses; not to exceed $2,500.

        7.18    Due Diligence.    In addition to any other conditions set forth in this Agreement, Licensee will be released of its obligations to consummate the transactions under this Agreement and will be entitled to instruct the Escrow Agent to deliver to it the Escrow Funds and Licensor will deliver to Licensee all other monies it received from Licensee pursuant to this Agreement if it identifies prior to September 30, 2002 a major issue regarding the validity or ownership of the Intellectual Property as a result of its due diligence investigation of Licensor's title in and to the Intellectual Property; provided, however, this time period shall be extended on up to two (2) occasions, an additional 15 days, if by September 30, 2002 or by October 15, 2002, Licensee has been unable to obtain required information regarding the Intellectual Property from third parties; Licensor will use reasonable efforts to assist Licensee to complete its due diligence by said date.

        7.19    Document Review.    Licensor will make all of its documentation relating to the Intellectual Property available to Licensee for inspection in the offices of its attorneys to allow Buyer to complete its due diligence by September 30, 2002 upon the Parties entering into a common interest agreement, as said date may be extended pursuant to Section 7.18.

        7.20    Power of Attorney.    Licensee agrees that during the term of this Agreement, it will assist Licensor in every legal way to evidence, record and perfect the license and property interest granted to Licensee herein, and to apply for and obtain, protection, recordation of and from time-to-time enforce, maintain and defend the assigned rights and in accordance with Section 4.9 to maintain and prosecute the Intellectual Property. If at any time during the term of this Agreement, Licensee is unable, regardless of reason, to secure Licensor's signature on any document to which it is entitled to obtain under this Section 7.20. Licensor hereby irrevocably designates and appoints Licensee and its duly authorized officers and agents, as its agents and attorneys-in-fact with full power of substitution to act for and on its behalf and instead of Licensor, to execute and file any such document or documents and to do all other Lawfully permitted acts to further the purpose of the ongoing with the same legal force and effect as if executed by Licensor.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

LICENSEE:
HEELING SPORTS LIMITED, a Texas limited partnership
	By:	/s/ MICHAEL STAFFARONI Michael Staffaroni Chief Executive Officer
LICENSOR:
CURTIS HOLDINGS, LLC, a Minnesota limited liability company
	By:	/s/ RICHARD C. FOSTER Richard C. Foster Chief Manager
The undersigned warrant and represent that they have read and agree to be bound by the terms contained in Section 7.16 of this Agreement.
/s/ RICHARD C. FOSTER Richard C. Foster
/s/ THOMAS FOSTER Thomas Foster

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

        THIS INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this "Agreement") dated and effective as of September 23, 2002 (the "Signing Date") is by and between HEELING SPORTS LIMITED, a Texas limited partnership ("Buyer") and CURTIS HOLDINGS, LLC. a Minnesota limited liability company ("Seller"). Buyer and Seller are sometimes referred to in this Agreement individually as a "Party" and collectively as the "Parties".

        A.    Seller, by reason of certain assignments, is the owner of certain Patent Rights (as hereinafter defined)

        B.    Seller, by reason of certain assignments, is the owner of certain Marks (as hereinafter defined).

        C.    Seller, by reason of certain assignments, is the owner or, on or prior to the Signing Date, will obtain title or the right to assign title in and to the Railrunner Grinding Attachment and the High-end Grind Shoe (as hereinafter defined). The Patent Rights, the Marks, the Railrunner Grinding Attachment, and the High-end Grind Shoe shall be collectively referred to herein as the "Intellectual Property".

        D.    The Parties have entered into that certain Intellectual Property Exclusive License Agreement of even date herewith (the "License Agreement") pursuant to which Seller granted Buyer an exclusive license in and to the Intellectual Property.

        E.    Seller's title in and to certain part of the Intellectual Property is encumbered by certain property interest allegedly owned by In-Stride which In-Stride claims arises from that certain World Wide License and Assignment Agreement between In-Stride, Inc. ("In-Stride") and Artemis Licensing ("Artemis Licensing") dated December 9, 2000 (the "In-Stride Agreement"). In-Stride has filed for bankruptcy, which proceeding is currently pending in U.S. Federal Bankruptcy Court in San Antonio, Texas as case number 02-54008. In-Stride and the trustee of In-Stride's bankruptcy estate claim a property interest in and to part of the Intellectual Property (the "Stride Claim").

        F.     This Agreement will be executed on the Signing Date but will not have any legal effect until the date that Seller demonstrates to Buyer's reasonable satisfaction that the Stride Claim and any other claims that In-Stride or the trustee of In-Stride's bankruptcy estate and their respective successors and assigns may have, if any, in and to the Intellectual Property have been settled, and that Seller has clean title in and to the Intellectual Property free and clear of any claims, liens or encumbrances, except those arising from acts or omissions of Buyer during the term of the License Agreement.

        G.    Seller has agreed to use reasonable efforts to settle the Stride Claim on or before July 31, 2003.

        Subject to the terms and conditions hereinafter set forth and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

        The following definitions of terms used in this Agreement are in addition to any other terms that are defined in this Agreement:

          "AAA" has the meaning set forth in Section 6.17(a) below.

          "Affiliates" means and includes, at any time, each Person.

            a.)   that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, any Party;

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            b.)   that beneficially owns or holds five percent (5%) or more of any class of the voting stock of any Party;

            c.)    that owns five percent (5%) or more of the voting stock (or in the case of a Person that is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by any Party, or

            d.)   that is an officer, director or manager of any Party.

          As used in this definition "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise, and "voting stock" means with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time any stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency), and shall include the common stock; and in the case of any other Person, any equity interests in such Person whose holders or owners are entitled to direct or manage such Person or to appoint, nominate, elect or vote for Persons entitled to manage or direct such Person.

          "Ancillary Agreements" has the meaning set forth in Section 3.6 below.

          "Annual Payment Report" means a report delivered by Buyer to Seller that is certified as true, correct and complete by an independent certified public accountant of recognized good standing, showing Buyer's FOB costs related to the payments described in Section 2.3(b) herein (i) the last month, and (ii) the full twelve (12) months of the preceding calendar year, as well as inventory on hand at the end of the calendar year.

          "Artemis Licensing" has the meaning set forth in the Recitals.

          "Buyer" has the meaning set forth in the preface above.

          "Buyer's FOB Cost" means the price paid by Buyer to its manufacturer for such item at the applicable manufacturing facility and does not include, without limitation, the cost of any wheel or other apparatus used for skating or for attaching any such item, nor costs or expenses related to duties, insurance, shipping, commissions, taxes or other similar expense or cost.

          "Buyer Party or Buyer Parties" means Buyer and each of its shareholders, members, partners (whether general or limited), directors, officers, employees, agents, attorneys or other representatives, and each of the heirs, personal or legal representatives, successors and assigns of any such Person.

          "Closing" has the meaning set forth in Section 2.2 a.) below.

          "Contingent Installment Payments" has the meaning set forth in Section 2.3 b.).

          "Governmental Entity" means any government or any agency, bureau, commission, court, authority, department, official, political subdivision, administrative body, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Grind Shoes" means any footwear products that incorporate a grind plate designed and intended for grinding.

          "High-end Grind Shoe" means a footwear product that incorporates the High-end Grind Shoe Technology or any part thereof.

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          "High-end Grind Shoe Technology" means any and all rights in and to the intellectual property described on Schedule 5 attached hereto, together with any Improvements as of the Signing Date or subsequent thereto.

          "Improvements" means any and all inventions, developments, improvements and know-how, as well as blueprints, molds, techniques and methodology known to Seller, Artemis Licensing, or any of their Affiliates, including those in connection with the manufacture of footwear and grind plates heretofore made by Artemis Licensing, Seller or any of their Affiliates, including, inter alia, all factual knowledge and information owned or controlled by Seller that may or may not be capable of precise, separate definition.

          "Indemnification Credit" means a record of account maintained by Buyer that is to be credited and/or debited as provided in this Agreement. The Indemnification Credit shall be a record of account having a variable dollar amount against which various costs of the Parties set forth in this Agreement or future indemnifications of Buyer by Seller that are mutually agreed to by the Parties may be applied against. The Buyer will retain possession of the balance of the Indemnification Credit and shall provide Notice to Seller whenever a credit or debit has been made to the record of account. The balance in the Indemnification Credit at the time the License Agreement is superseded by this Agreement will be carried over from the License Agreement into this Agreement. Upon completion of the dealings between the Parties, any amount remaining as an Indemnification Credit in the record of account will be retained by Buyer. Should the Parties be unable to agree on whether Seller is obligated to indemnify Buyer in the future or upon the Indemnification Credit having a zero balance, the dispute regarding the future indemnification will be determined in accordance with this Agreement.

          "Installment Payments" means Minimum Contingent Installment Payments and Contingent Installment Payments, collectively.

          "In-Stride" has the meaning set forth in the recitals above.

          "In-Stride Agreement" has the meaning set forth in the recitals above.

          "Intellectual Property" has the meaning set forth in the recitals.

          "Knowledge" means an individual will be deemed to have Knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter. A Person (other than a natural person) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact.

          "Legal Proceeding" means any judicial, administrative or arbitral action, suit, proceeding (public or private), claim or governmental proceeding.

          "Losses" means any claim, liability, obligation, loss, damage, assessment, Order, settlement, cost and expense, attorneys' and accountants' fees, and costs and expenses reasonably and actually incurred in investigating, preparing, defending against or prosecuting any demand or Legal Proceeding.

          "Marks" means the trademarks shown on Schedule 1 attached hereto, in all its various forms currently in use on or in connection with the Products including, without limitation, as they appear in their respective registrations or any common law use of trademarks, whether or not registered.

          "Minimum Contingent Installment Payments" has the meaning set forth in Section 2.3 a.).

          "Minimum Contingent Installment Payment Period" has the meaning set forth in Section 2.3 a).

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          "Monthly Payment Report" means a report provided by Buyer to Seller that is certified as true, correct and complete by the chief financial or accounting officer of Buyer, that identifies for each calendar month Buyer's gross sales and Buyers FOB Costs related to the Installment Payments due with respect to that month.

          "Notices" has the meaning set forth in Section 6.7 below.

          "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

          "Party" or "Parties" has the meaning set forth in the preface above.

          "Patent Rights" means all rights in and to any and all patents and patent applications owned by Seller or its Affiliates, including but not limited to, those set forth in Schedule 2 attached hereto, and any domestic or foreign patents issued thereupon, including patents issued upon domestic or foreign counterpart applications, continued-prosecution applications, continuations, divisionals or continuation-in-part applications or as described in Schedule 2 hereto, together with any Improvements as of the Signing Date or subsequent thereto.

          "Person" means an individual, a partnership, a limited liability company or partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any other form of entity or company.

          "Products" means any grind plate and/or footwear incorporating a grind plate made and/or marketed for use in grinding, and any other footwear, apparel, accessories or other items, including but not limited to those shown on Schedule 1 hereto, that bear one or more of the Marks.

          "Purchase Price" has the meaning set forth in Section 2.3 below.

          "Railrunner Grinding Attachment" means any footwear attachment incorporating any or all of the Intellectual Property described on Schedule 6 attached hereto, together with any Improvements as of the Signing Date or subsequent thereto.

          "Sale" has the meaning set forth in Section 2.3(c).

          "Soap Shoes" means any footwear product that, in the absence of this Agreement would infringe the Marks.

          "Seller" has the meaning set forth in the preface above.

          "Seller Party or Seller Parties" means Seller and each of its members, managers, officers, employees, agents, attorneys or other representatives, and each of the heirs, personal or legal representatives, successors and assigns of any such Person.

          "Signing Date" has the meaning set forth in the first paragraph of this Agreement.

ARTICLE 2
TRANSFER; CLOSING MATTERS

        2.1    Transfer of Intellectual Property.    At the Closing, Seller will sell, convey, transfer and assign to Buyer, and Buyer will purchase, all of Seller's right, title and interest in and to the Intellectual Property.

        2.2    The Closing; Conditions to Effectiveness of Agreement.

          a.)   On the terms and subject to the conditions of this Agreement, the purchase and sale of the Intellectual Property provided for in Section 2.1 above (the "Closing") shall take place at the offices of Kinney & Lange, P.A. in Minneapolis. Notwithstanding any later time of the Closing, the

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  Closing shall be deemed completed at 12:01 a.m. Central Daylight Time on the Signing Date. This Agreement is being executed concurrently with the Closing.

          b.)   In addition to any other conditions set forth in this Agreement, the Parties' obligation to consummate the transactions under this Agreement shall be expressly conditioned upon;

              (i)  Seller obtaining a surrender of the Security Agreement Seller granted in favor of Artemis Licensing as part of that certain Intellectual Property Purchase Agreement between Seller and Artemis Licensing entered into on May 30, 2002, or as may be mutually agreed to by the Parties;

             (ii)  Approval by the Board of Directors or members to each Party, which shall be obtained by September 30, 2002;

            (iii)  Seller's ability to prove on or before July 31, 2003, to Buyer's reasonable satisfaction, that the Stride Claim and all other claims by In-Stride and the trustee of In-Stride's bankruptcy estate and their respective successors and assigns arising from or related to the In-Stride Agreement, if any, have been settled and that Seller has clean title in and to the Intellectual Property free and clear of any claims, liens or encumbrances, except those arising from acts or omissions of Licensee during the term of the License Agreement.

          c.)    On the date that either Party believes that all of the conditions to the effectiveness of this Agreement have been met, said Party shall deliver to the other Party written notice ("Notice of Satisfaction"). On the date the Party receiving the Notice of Satisfaction acknowledges in writing its concurrence with the statements in the Notice of Satisfaction, this Agreement shall become a legally binding agreement between the parties and the License Agreement shall terminate without further action on the part of the Parties. Such date shall hereinafter be referred to as the "Purchase Agreement Effective Date".

        2.3    Purchase Price; Manner and Time of Payment.    Subject to the terms and conditions of this Agreement, the purchase price (the "Purchase Price") payable to Seller by Buyer for the Intellectual Property shall consist of Installment Payments ("Installment Payments") and be payable as follows:

          a.)    Minimum Contingent Installment Payments.    Buyer shall make one (1) minimum contingent installment payment of $10,000.00 on the last day of each month commencing on the last day of the first month following the Purchase Agreement Effective Date for twelve (12) consecutive months (the "Minimum Contingent Installment Payment Period") until an aggregate of $120,000.00 has been paid to Seller (the "Minimum Contingent Installment Payments").

          b.)    Contingent Installment Payments.    Buyer shall pay to Seller the contingent installment payments described in Sections 2.3(b)(i)-(iv) below (the "Contingent Installment Payments"), provided, however, that during the Minimum Contingent Installment Payment Period, the Contingent Installment Payments shall be paid only to the extent such amount exceeds the Minimum Contingent Installment Payments. Contingent Installment Payments shall be calculated as of the last day of each month and shall be paid, if due, no later than forty-five (45) days following the last day of the month for which such Contingent Installment Payment was calculated. Together with the remittance of any Contingent Installment Payment, Buyer shall deliver to Seller a Monthly Payment Report. Within 150 days after the expiration of Buyer's fiscal year (until and including fiscal 2008), Buyer shall deliver to Seller an Annual Payment Report. The Contingent Installment Payments shall consist of the following, as applicable:

            (i)    Newly Manufactured Grail Shoes; Grind Shoes; Soap Shoes; High-end Grind Shoes; Railrunner Grinding Attachment.    From the Signing Date until December 31, 2008, Buyer shall pay to Seller twelve percent (12.0%) of Buyer's FOB Cost on the sale of: (a) each pair of Buyer's shoe model numbers 9023 and 9024 (the "Grail Shoes"), except as provided in

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    Section 2.3 b.)(ii) below; (b) each pair of Grind Shoes; (c) each pair of Soap Shoes; (d) each pair of High-end Grind Shoes; and (e) each Railrunner Grinding Attachment.

            (ii)    Existing Grail Shoes.    Seller acknowledges that Buyer has ordered (or may order) and/or inventoried up to 60,000 pairs of Grail Shoes as of the Signing Date. Buyer shall pay to Seller one dollar ($1.00) on the sale of each pair of such Grail Shoes until all such Grail Shoes are sold.

            (iii)    Non-Footwear Items.    From the Signing Date until December 31, 2008, Buyer shall pay to Seller (a) twelve percent (12.0%) of Buyer's FOB Cost on the sale of any non-footwear products, apparel, accessories or other similar items that, in the absence of this Agreement, would infringe the Marks, and (b) twenty-five percent (25.0%) of the gross revenue received by Buyer from the license to an entity not affiliated with Buyer of any non-footwear products, apparel, accessories or other similar items that, in the absence of this Agreement, would infringe the Marks ("Non-Footwear Products").

            (iv)    Low End Product.    In the event a third party introduces into the stream of commerce a shoe or similar product intended to be used for grinding, which does not infringe the Intellectual Property, and which is targeted to the retail footwear (or comparable) market at a retail price point equal to or less than $50.00, and Licensee, at its option, decides to introduce into the stream of commerce a similar non-infringing shoe or other product (each, a "Low End Product") for the purpose of competing with said competing grinding product, anything contained herein to the contrary notwithstanding. Licensor shall be entitled to a royalty of $1.00 for each pair of Low End Product or such lesser amount as may be mutually agreed upon by the Parties.

            (v)    Sub-License of Patents Items.    From the Signing Date until December 31, 2008, Buyer shall not sub-license the Patents to other parties without the express written consent of the Seller.

          c.)    Meaning of Sale.    For purposes of Section 2.3(b), a "sale" occurs on the date any such item described above is shipped by Buyer to its customers or, if directly shipped from the factory to a customer, when the shipment has successfully cleared customs in the applicable country of receipt. For purposes of Section 2.3(b)(iii)(b) specifically, a "sale" occurs on the date the Buyer receives revenues from any such licensee.

        2.4    Additional Deliveries of Seller.    On the Purchase Agreement Effective Date, Seller shall deliver to Buyer executed originals of (a) an Assignment of Patents in the form attached hereto as Exhibit B; (b) an Assignment of Trademarks in the form attached hereto as Exhibit C.

        2.5    Non-Compete Payment.    On the Purchase Agreement Effective Date, the $25,000 payment relating to the Non-Competition provision at Section 6.11 shall become due and payable by Buyer to Seller.

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ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS

        Seller represents and warrants to Buyer that the statements contained below in this Article 3 are correct and complete in all material respects as of the Signing Date. Except for the representations and warranties contained in this Article 3, Seller has not made nor does it now make to Buyer any representation, warranty or guaranty of any kind whatsoever, express or implied, including, without limitation, with respect to any aspect of the Intellectual Property.

        3.1    Organization.    Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota, has full power and authority to own, lease and operate its properties and to carry on its business as now conducted.

        3.2    Intellectual Property.    Subject to any disclosures set forth on the Schedules attached hereto:

          a.)   Seller is the sole and exclusive owner of the Intellectual Property, and owns good and valid right, title and interest to the Intellectual Property, free and clear of any mortgages, liens, encumbrances, charges, restrictions, pledges, security interests, licenses or other encumbrances or similar restrictions, and Seller has the right to use the Intellectual Property without payment to any third party. Seller has not granted any rights in the Intellectual Property to any third party and, to Seller's Knowledge, is not aware of any third party that has any right, or claim or right, in, or that intends or may intend to use in any way, the Intellectual Property in any manner related to the footwear industry. All members of Seller have executed written contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the business of Seller.

          b.)   To the Knowledge of Seller, there are no Legal Proceedings with respect to the Intellectual Property against Seller, including any Legal Proceeding for trademark or patent infringement, whether before the United States Patent and Trademark Office or any other Governmental Entity, except those certain proceedings and other matters now pending which are described on Schedule 3 hereto.

          c.)    To the Knowledge of Seller, the use of the Marks in connection with any sale of the Products would not infringe in any respect upon the trademark, trade name or other rights of any Person, whether or not registered.

          d.)   To the Knowledge of Seller, neither the use of the know-how to manufacture the Products nor the use of the Intellectual Property would infringe in any respect upon any patent or other rights of any Person, whether or not registered.

          e.)   Schedule 1 is a complete and accurate list in all material respects of all trademarks in connection with the advertising, promotion, sale and distribution of the Products.

          f.)    Schedule 2 is a complete and accurate list in all material respects of all patents and pending patent applications relating to or covering the Products.

          g.)    Schedule 5 is a complete and accurate description of the High-end Grind Shoe. To Seller's Knowledge, the High-end Grind Shoe does not infringe nor is alleged to infringe any patent or other proprietary right of any other Person.

          h.)   Schedule 6 is a complete and accurate description of the Railrunner Grinding Attachment. To Seller's Knowledge, the Railrunner Grinding Attachment does not infringe nor is alleged to infringe any patent or other proprietary right of any other Person.

        3.3    Solvency.    Seller is solvent and will not be rendered insolvent by any of the contemplated transactions hereunder. As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller's assets. Immediately after

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giving effect to the consummation of the contemplated transactions: (i) Seller will be able to pay its liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

        3.5    Disclosure.    No representation or warranty or other statement made by Seller in this Agreement or otherwise in connection with the contemplated transactions hereunder contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Seller has no Knowledge of any fact (other than general economic conditions) that may materially adversely affect the Intellectual Property.

        3.6    Authority.    Seller has full power, authority and legal capacity to enter into this Agreement and the other agreements, documents, instruments and certificates contemplated hereby (the "Ancillary Agreements"), and to consummate the transactions contemplated herein. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller, and each such agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its terms.

        3.7    Non-contravention.    Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated herein or therein, will conflict with, constitute or cause a breach, default or violation of the charter documents or bylaws of Seller, any license or contract to which Seller is a party or any other covenant or obligation binding upon Seller or affecting any of its assets or properties.

        3.8    Broker's Fees.    Seller has no liability or obligation to pay any fees or commissions to, nor has Seller used the services of, any broker, finder, financial advisor or agent (other than attorneys' fees and fees of accountants) with respect to the transactions contemplated by this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller that the statements contained in this Article 4 are correct and complete in all material respects as of the Signing Date.

        4.1    Organization.    Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas, has full power and authority to own. lease and operate its properties and to carry on its business as now conducted.

        4.2    Authority.    Buyer has full power to enter into this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated herein. This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Buyer, and each such agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms.

        4.3    Non-contravention.    Neither the execution, delivery and performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated herein or therein, will conflict with, constitute or cause a breach, default or violation of the operating agreement or other documents of Buyer, any license or contract to which Buyer is a party or any other covenant or obligation binding upon Buyer or affecting any of its assets or properties.

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        4.4    Broker's Fees.    Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, financial advisor or agent (other than attorneys' fees and fees of accountants) with respect to the transactions contemplated by this Agreement.

        4.5    Insurance.    Buyer agrees, at its sole cost and expense, to obtain and keep in force insurance comparable in amount and type with that presently existing with its current footwear line of products. This insurance requirement shall be subject to cancellation by Buyer only upon thirty (30) days prior written notice to Seller. Buyer's failure to maintain this insurance requirement will entitle Seller, without any further proceedings, to terminate this Agreement by providing Buyer ten (10) days advance written notice, if the breach is not cured during said time period

        4.6    Solvency.    Buyer is solvent and will not be rendered insolvent by any of the contemplated transactions hereunder. As used in this section, "insolvent" means that the sum of the debts and other probable Liabilities of Buyer exceeds the present fair saleable value of Buyer's assets. Immediately after giving effect to the consummation of the contemplated transactions: (i) Buyer will be able to pay its liabilities as they become due in the usual course of its business; (ii) Buyer will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Buyer will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Buyer will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Buyer. The cash available to Buyer, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. Buyer has provided Seller with a copy of it audited financial statements for the year ended 12/31/01

        4.7    Commercially Reasonable Efforts.    Licensee shall use commercially reasonable efforts to design, promote, and sell; (i) good shoes covered by at least one or more claims of the Patents set forth on Schedule 2, (ii) Soap Shoes, and (iii) Non-Footwear Products.

        4.8    Disclosure.    No representation or warranty or other statement made by Buyer in this Agreement or otherwise in connection with the contemplated transactions hereunder contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Neither Buyer nor Buyer's agents have any Knowledge of any fact that may materially lower the Contingent Installment Payments due, including but not limited to any decrease in the FOB Cost of Buyer's shoes. Notwithstanding the above, Buyer shall be free to negotiate the best possible terms with third parties, including, without limitation, its suppliers, which may result in a reduction of the current FOB Cost.

        4.9    Obligation to Maintain Intellectual Property.    Buyer shall be obligated except as provided herein to maintain and/or prosecute the Intellectual Property and to pursue any additional protection or rights in and to the Intellectual Property until the total cumulative Installment Payments made under this Agreement exceed $650,000. However, for every dollar or fraction thereof, expended by Buyer in performing its obligations under this Section 4.9, Buyer shall debit the Indemnification Credit by like amount expended up to a cumulative maximum amount of $25,000 including amounts debited during the term of the License Agreement. Any further expenses to maintain the Intellectual Property will be borne by Buyer. However, if during the term of this obligation Buyer decides, at its option not to maintain and/or prosecute the Intellectual Property, it shall provide Seller with reasonable Notice to that effect so as to allow Seller to make any filing or pay any fees necessary to maintain or prosecute the Intellectual Property. For purposes of this Section 4.9, Notice given 30 days prior to any filing or payment deadline, without any additional fees to extend the filing or payment deadline, shall be considered reasonable Notice.

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        4.10    Railrunner Grinding Attachment.    Buyer shall provide a royalty-free, limited license to the Intellectual Property for the purpose of cross-promoting the use of the Intellectual Property with the Railrunner, the terms of the cross-promotional agreement to be set forth in a separate agreement; provided, however. Seller shall not be entitled to receive royalty payment on footwear or other products manufactured, marketed or sold as a part of the Rail Runner System pursuant to any cross-promotional or marketing agreements between the Parties.

ARTICLE 5
INDEMNIFICATION

        5.1    Indemnification of Seller.    Buyer shall defend, indemnify, save and hold harmless each of the Seller Parties from, against and with respect to any and all Losses for which any Seller Party may become liable, or which any Seller Party may incur or may be compelled to pay, in any Legal Proceeding against or otherwise involving any such Seller Party for or by reason of any acts, whether of omission or commission, which may be suffered or committed, directly or indirectly, arising out of or related or attributable to (i) the manufacture, sale, offer for sale, marketing, advertising, promotion, distribution, importation or use of any Product by Buyer or its licensees and Affiliates, including injury to any Person or property caused by a Product or its use, (ii) any claim that the activity of Buyer or any of its licensees or Affiliates with respect to its use of the Intellectual Property infringes upon the rights of any third party or results in any unfair trade practices, (iii) use by Buyer or any of its licensees or Affiliates of any trademark, trade name, logo or design (including the Marks) on any Product, or (iv) Buyer's breach of the representations and warranties set forth in Article 4 of this Agreement Notwithstanding the foregoing, nothing contained in the foregoing sentence shall obligate or be construed to obligate Buyer to indemnify any of the Selling Parties for any of Seller Parties' actions or omissions prior to the Signing Date, including any liability or claim arising out of or relating to a breach or some other action or omission of Seller Party or any claim against the same that occurred prior to the Signing Date. A Seller Party shall notify Buyer within a reasonable time of the receipt of Notice by such Seller Party of the making or instituting of a claim or Legal Proceeding under this Section 5.1, Buyer shall have the option of contesting or defending any claim or Legal Proceeding by counsel acceptable to the Seller Party, which acceptance shall not be unreasonably withheld, and each such Seller Party shall reasonably cooperate in such contest or defense at the sole expense of Buyer. The Buyer shall bear all reasonable expenses in connection with the defense and/or settlement of any such claim or Legal Proceeding, except that if a Seller Party desires to retain its own counsel to participate in the defense of such claim or Legal Proceeding, it may do so at its own expense. Provided that Buyer shall within, a reasonable time after such Notice diligently contest or defend any claim or Legal Proceeding, the Seller Party shall not settle or compromise such claim or Legal Proceeding except with the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. If Buyer shall not within a reasonable time after such Notice diligently contest or defend any claim or Legal Proceeding, any Seller Party may contest or defend such claim or Legal Proceeding and may, without the consent of Buyer, settle or compromise such claim or Legal Proceeding, in which case Buyer shall bear all reasonable expenses incurred by any Seller Party in connection with the defense and/or settlement of any such claim or Legal Proceeding.

        5.2    Indemnification of Buyer.    Seller shall defend, indemnify, save and hold harmless each of the Buyer Parties from, against and with respect to any and all Losses for which any Buyer Party may become liable, or which any Buyer Party may incur or may be compelled to pay, in any claim or Legal Proceeding against or otherwise involving any such Buyer Party for or by reason of any acts, whether of omission or commission, which may be suffered or committed, directly or indirectly, arising out of or related or attributable to (i) Seller's breach of the representations and warranties set forth in Article 3 of this Agreement, (ii) any liability, obligation or claim arising out of or relating to a breach or some other action or omission of Seller that occurred prior to the Signing Date, (iii) any and all liabilities arising from the use of the Products produced and/or sold by the Seller, or (iv) any noncompliance with

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the fraudulent transfer laws. A Buyer Party shall notify Seller within a reasonable time of the receipt of Notice by such Buyer Party of the making or instituting of a claim or Legal Proceeding under this Section 5.2. Seller shall have the option of contesting or defending any claim or Legal Proceeding by counsel acceptable to the Buyer Party, which acceptance shall not be unreasonably withheld, and each such Buyer Party shall reasonably cooperate in such contest or defense at the sole expense of Seller. The Seller shall bear all reasonable expenses in connection with the defense and/or settlement of any such claim or Legal Proceeding, except that if a Buyer Party desires to retain its own counsel to participate in the defense of such claim or Legal Proceeding, it may do so at its own expense. Provided that Seller shall within a reasonable time after such Notice diligently contest or defend any claim or Legal Proceeding, the Buyer Party shall not settle or compromise such claim or Legal Proceeding except with the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. If Seller shall not within a reasonable time after such Notice diligently contest or defend any claim or Legal Proceeding, any Buyer Party may contest or defend such claim or Legal Proceeding and may, without the consent of Seller, settle or compromise such claim or Legal Proceeding, in which case Seller shall bear all reasonable expenses incurred by any Buyer Party in connection with the defense and/or settlement of any such claim or Legal Proceeding.

        5.3    No Infringement Indemnification.    Except as provided in Section 5.2 above, Seller shall not in any manner be obligated to indemnify Buyer for any Losses, including by reason of any claim or finding that the use of the Intellectual Property infringes on the rights of any third party or results in any unfair trade practice.

        5.4    Survival of Representations and Warranties; Indemnification.    The representations and warranties of Seller and Buyer contained in Article 3 and Article 4 above, respectively, shall survive termination or expiration of this Agreement, and the obligations of Buyer and Seller in Sections 5.1 and 5.2 above, respectively, shall also survive termination or expiration of this Agreement.

        5.5    Credits and Debits to the Indemnification Credit.    In addition to other credits of debits allowed under this Agreement, Buyer shall credit or debit the balance of the Indemnification Credit accordingly:

          a.)    Haksan Trading Company.    If during the term of this Agreement Buyer decides to retire any or all of the outstanding debt owed or alleged to be owed by Seller and/or In-Stride to Haksan Trading Company on the Effective Date plus any applicable penalties and/or interest thereon (collectively, the "Haksan Debt"), for every dollar or fraction thereof, expended by Buyer in paying the Haksan Debt the balance of the Indemnification Credit will be debited or reduced by like amount; provided, however, the Indemnification Credit balance shall not be debited or reduced by more than $7.988 plus any applicable interest (if any) as a result of the payment of the Haksan Debt.

          b.)    Corrigan Payment.    Buyer shall credit the Indemnification Credit balance $10,500 upon receipt of a fully executed assignment and non-compete agreement (the "Assignment Agreement") substantially in the form attached to the License Agreement as Exhibit "C". Buyer shall also credit the Indemnification Credit balance $21,000 upon the execution of a co-marketing agreement by and between Buyer and J.D. Corporation, the manufacturer of Razor (the "Razor Agreement").

          c.)    Customer List.    If during the term of this Agreement, Buyer negotiates an agreement with In-Stride or its successor(s) in interest for the purchase of In-Stride's customer list and/or other miscellaneous assets and Seller approves of said agreement, the Indemnification Credit balance will be reduced by or debited, the lesser of, the amount paid by Buyer for said customer list and/or miscellaneous assets or by $25,000.

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ARTICLE 6
GENERAL

        6.1    Bankruptcy of Licensor.    In the event Seller seeks or is involuntarily placed under the protection of the bankruptcy laws. Title XI, U.S. Code, and the trustee in bankruptcy rejects this Agreement, Buyer hereby elects, pursuant to Section 365(n) of the bankruptcy code, to retain all rights granted to it under this Agreement to the extent permitted by the law.

        6.2    Construction; Governing Law; Exclusive Venue.    This Agreement, its construction and the determination of any rights, duties or remedies of the Parties arising out of or relating to this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

        6.3    Entire Agreement; Waiver.    Except for the Ancillary Agreements, this Agreement (which term, as used in this Agreement, includes the Exhibits and Schedules referred to herein) constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no representations, warranties, covenants or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including any alleged waiver based on a Party's knowledge of any inaccuracy or incompleteness in any representation or any breach of any warranty or covenant contained herein) unless in writing and signed by the Party against which such amendment, supplement, modification, waiver or termination is asserted. No waiver of a provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly therein provided.

        6.4    Binding Effect; Successors; Assignment.    All of the terms and provisions of this Agreement by or for the benefit of the Parties shall be binding upon and inure to the benefit of their respective successors, permitted assigns, heirs and personal representatives. Buyer may assign its rights and obligations, directly or by operation of law, under this Agreement subject to the following conditions, which conditions shall be during the term of this Agreement: (a) the assignee to which Buyer assigns its rights and obligations shall assume all of the obligations of Buyer hereunder pursuant to a written form reasonably acceptable to Seller; and (b) Buyer shall obtain Seller's approval of the proposed assignee prior to the assignment. Seller may assign its rights and obligations, directly or by operation of law, upon obtaining Licensee's prior written approval; provided, however, a change of control will not be considered an assignment. Except as expressly provided herein, nothing herein is intended to confer upon any Person, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

        6.5    Exhibits and Schedules.    All Schedules and Exhibits attached hereto and referred to herein are hereby incorporated herein as though fully set forth at length.

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        6.6    Validity; Breach.    The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The term "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        6.7    Notices.    All notices, requests, approvals, demands, claims and other communications required or permitted to be given under this Agreement (individually and collectively, "Notices") shall be in writing and shall be served personally, or sent by a national overnight delivery or courier company, or by United States registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

If to Buyer:	Heeling Sports Limited 1205 Venture Court, Suite 109 Carrollton, Texas 75206 Attention: Mike Staffaroni Fax No.: (214) 390.1661
With a copy to:	Hunton & Williams Energy Plaza, 30th Floor 1601 Bryan Street Dallas. TX 75201 Attention: Robert J. Ward, Esq. Fax No.: (214)880.0011
If to Seller to:	Curtis Holdings, LLC 19230 Evans Street, Suite 115 Elk River, Minnesota 55330 Attention: Mr. Richard C. Foster Fax No.: (763)241.1399
With a copy to:	Michael J Pape, Esq. 312 South Third Street Minneapolis, Minnesota 55415 Fax No.: (612)339.6580

        Any such Notices shall be deemed delivered upon delivery or refusal to accept delivery as indicated in writing by the person attempting to make personal service, on the U.S. Postal Service return receipt, or by similar written advice from the overnight delivery company; provided, however, that if any such Notice shall also be sent by electronic transmission device, such as telex, telecopy, fax machine or computer to the fax number, if any, set forth above, such Notice shall be deemed given at the time and on the date of machine transmittal (except, if sent after 5:00 p.m. recipient's time, then the Notice shall be deemed given at 9:00 a.m. on the next business day) if the sending Party receives a written sent verification on its machine and sends a duplicate Notice on the same day or the next business day by personal service, registered or certified United States mail, or overnight delivery in the manner described above. Each Party shall make an ordinary, good faith effort to ensure that it will accept or receive Notices that are given in accordance with this Section 6.7, and that any Person to be given Notice actually receives such Notice. Any Party to whom Notices are to be sent pursuant to this

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Agreement may from time to time change its address and/or facsimile number for future communication hereunder by giving Notice in the manner prescribed herein to all other Persons named in this Section 6.7, provided that the address and/or facsimile number change shall not be effective until five (5) business days after the Notice of change has been given.

        6.8    Interest on Late Payments.    If any Party fails to pay another Party any amount when such amount is due and payable, including, without limitation, if Buyer fails to pay any portion of the Installment Payments when the same is due and payable, such unpaid amount shall bear interest at the rate of eighteen percent (18%) per annum or the highest rate then permissible under applicable law, whichever is lower, the accrual of which interest shall commence on the due date until paid in full in accordance with the terms and conditions of this Agreement.

        6.9    Seller's Option.    At Seller's sole discretion, it may exercise an option within ninety (90) days of either Seller's Knowledge or Seller having been provided Notice of one of the following conditions precedent occurring to acquire all right, title and interest, including the right to past damages, to the Intellectual Property provided Seller exercises its option:

          a.)   if the Annual Payment Report is not delivered to Seller within one hundred fifty (150) days of the end of the calendar year and such Annual Payment Report has not been delivered to Seller within thirty (30) days after receipt of Notice from Seller of such failure of Buyer to deliver; or

          b.)   if the total cumulative Installment Payments made under this Agreement do not exceed, in the aggregate: $150,000.00 by December 31, 2003; $290,000.00 by December 31, 2004; $350,000 by December 31, 2005; $450,000 by December 31, 2006; $550,000 by December 31, 2007 and $650,000 by December 31, 2008.

To exercise its option, Seller shall provide Notice to Buyer of its election to exercise its option within the ninety (90) day period and pay to Buyer the sum of $200,000.00 until the third anniversary from the Signing Date and $100,000 thereafter until termination of this Agreement. If Seller exercises such option, Buyer will retain a non-exclusive license to the Intellectual Property to extinguish existing inventory and fill existing orders. Buyer will pay Seller twelve percent (12.0%) of Buyer's FOB Cost on its existing inventory and fill its existing orders as if such Intellectual Property was still subject to the terms of Section 2.3 hereof.

        6.10    Seller's Right to Inspection.    Buyer shall keep and maintain, at its regular place of business, sufficient records and books of account of its activities under this Agreement and shall maintain such books and records in accordance with generally accepted accounting principles. Once each calendar year during Buyer's regular business hours, and upon twenty-four hour notice, independent certified public accountants designated by Seller, or other designated representatives of Seller, shall have the right, at Seller's expense, to inspect said books and records at Buyer's premises for the purpose of verifying the accuracy thereof and of the payments and reports required by this Agreement. It is understood that such inspection shall be undertaken in a manner that will not unreasonably interfere with Buyer's normal business operations at the site of the inspection. If, as a result of such examination or audit, Seller shall determine what it believes to be a discrepancy, Seller shall promptly furnish to Buyer a copy of Seller's report (the "Discrepancy Report") setting forth the amount of the discrepancy in the royalty payment and showing in reasonable detail the basis upon which the discrepancy was determined. Within thirty (30) calendar days following the date of delivery to Buyer of the Discrepancy Report. Buyer shall pay to Seller a sum equal to that portion of the claimed discrepancy as to which there remains no bona-fide dispute and show in reasonable detail the basis upon which Buyer claims there is no discrepancy. If the amount of discrepancy agreed upon exceeds ten percent (10%) of the Installment Payments due for the period involved, Buyer shall reimburse Seller for its audit or inspection expenses, not to exceed $2,500.

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        6.11    Non-Competition Provision.    As an inducement for Buyer to enter into the Agreement and for $25,000 to be paid by Buyer on the Signing Date and to be divided among the Seller and members as they determine, Seller, its employees, and each member agree that for a period of five (5) years after the last date Seller receives an Installment Payment neither Seller nor any member will, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with or render services or advice or other aid to, or guarantee any obligation of, any Person engaged in or planning to become engaged in the grind shoe, wheel shoe, or skate shoe industry or any other business whose products or activities compete in whole or in part with the business of the Buyer or the business in which the Products or Intellectual Property were used prior to the Closing or may be used thereafter, including anywhere within the Western Hemisphere, Europe, the Middle East, Australia, Asia, South Africa and the Far East; provided, however, that the Seller or any member may purchase or otherwise acquire up to (but not more than) ten percent (10%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Seller and each of its members agree that this covenant is reasonable with respect to its duration, geographical area and scope. Buyer and Seller and each of its members agree that the damages resulting from a breach of this Section 6.11 may be impossible to measure accurately, and injuries sustained by Buyer may be incalculable and irremediable. Therefore, in addition to claiming damages in respect thereof, Buyer shall be entitled as a matter of right to seek an injunction to prevent a breach of the covenants and obligations hereof and such right shall be cumulative and in addition to any other remedies which may be available at law or at equity. Seller and its members, with respect to their own actions, agree to indemnify and hold Licensee harmless for any damages it may suffer resulting from a breach of this Section 6.11.

        6.12    Counterparts.    This Agreement may be executed in one or more counterparts by the Parties. All counterparts shall be construed together and shall constitute one agreement.

        6.13    Effect of Headings.    The titles or headings of the various articles, sections and paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to or in any way may be used to modify, explain or place any construction upon any of the provisions of this Agreement.

        6.14    Terminology.    All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders and the singular shall include the plural and vice versa.

        6.15    No Third Party Rights.    Except as otherwise provided herein, nothing in this Agreement, express or implied, is intended to confer on any Person not a Party any right or remedies by reason of this Agreement.

        6.16    Non-Infringement.    The Parties hereby understand and agree that neither the execution, delivery or performance of this Agreement, the License Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated herein or therein, shall in any manner be used to constitute evidence, assertions, allegations or admissions of any possible patent or trademark infringement between the Parties.

        6.17    Arbitration.    Any controversy or claim arising out or relating to this Agreement or any related agreement shall be settled by arbitration in accordance with the following provisions:

          a.)    Panel.    The arbitration shall be heard and determined by a panel of three (3) independent persons. Each party shall have the right to designate one (1) member of the panel. Such members shall select a third member of the panel. The party demanding arbitration shall communicate its demand therefore in writing, identifying the nature of the dispute and the

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  name of its arbitrator, to the other party. The other party shall then be bound to name, in writing, its arbitrator within twenty (20) days after receipt of such demand. If the other party fails or refuses to name its arbitrator within the twenty (20) day time period, the American Arbitration Association ("AAA") shall name the second arbitrator within ten (10) days of its receipt of Notice of the other party's refusal. If the two (2) arbitrators are unable to agree upon a third arbitrator within twenty (20) days after the second arbitrator is named, the AAA shall appoint a third arbitrator from candidates submitted by both parties within ten (10) days of such submission.

          b.)    Rules.    The commercial rules of the AAA shall apply to any arbitration under this Agreement, except to the extent the provisions of this Article vary therefrom. The parties further recognize that they reside in separate states and therefore any arbitration under this Agreement is also subject to and covered by the Federal Arbitration Act.

          c.)    Decisions.    Decisions of the panel shall be made by majority vote. The panel is empowered to render awards including, without limitation, damage awards and injunctions enjoining a party from performing any act prohibited or compelling a party to perform any act directed by this Agreement. The panel may award any type of damages and any amount of damages permitted or authorized by this Agreement.

          d.)    Interim Orders.    The panel may issue such interim orders in accord with principles of equity as may be necessary to protect any party from irreparable harm during the pendency of any arbitration before it. Any such order shall be without prejudice to the final determination of the controversy.

          e.)    Location.    Each proceeding before the panel shall be held at alternating locations between Dallas, Texas and Minneapolis, Minnesota, or as otherwise agreed upon by the parties.

          f.)    Expedited Schedule.    The arbitration shall be conducted on an expedited schedule. Unless otherwise agreed by the parties, the parties shall make their initial submissions to the panel and the hearing shall commence within thirty (30) days of the close of discovery in the proceedings. The hearing shall be completed within twenty (20) days thereafter.

          g.)    Prompt Award.    The award shall be made promptly by the panel, and, unless agreed by the parties, no later than thirty (30) days from the closing of the hearing. Any failure to render the award within the foregoing time period shall not affect the validity of such award.

          h.)    Discovery.    The parties shall be entitled to discovery of all documents and information reasonably necessary for a full understanding of any dispute raised in the arbitration relating to this Agreement. The parties may use all methods of discovery available under the Federal Rules of Civil Procedure, including without limitation, depositions, requests for admission and requests for production of documents. The time periods applied to these discovery methods shall be set by the panel so as to permit compliance with the scheduling provisions of this Article.

          i.)    Binding Decisions.    The decision or award rendered or made in connection with the arbitration shall be final and binding upon the parties thereto. The prevailing party may present the decision or award to any court of competent jurisdiction for confirmation pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. §§ 1-14, and such court shall enter forthwith an order confirming such decision or award.

        6.18    Term.    Effective January 1, 2009, unless earlier terminated, all rights, including the right to receive royalty payments, granted to Seller pursuant to this Agreement shall terminate, except the rights granted under Section 6.9, provided, however, Buyer shall not be relieved of its obligation to pay any monies due to Seller as of midnight of December 31, 2008.

[SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

BUYER:
HEELING SPORTS LIMITED, a Texas limited partnership
	By:	/s/ MICHAEL STAFFARONI Michael Staffaroni Chief Executive Officer
SELLER:
CURTIS HOLDINGS, LLC, a Minnesota limited liability company
	By:	/s/ RICHARD C. FOSTER Richard C. Foster Chief Manager
The undersigned warrant and represent that they have read and agree to be bound by the terms contained in Section 6.11 of this Agreement.
/s/ RICHARD C. FOSTER Richard C. Foster
/s/ THOMAS FOSTER Thomas Foster

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January 5, 2006

Richard C. Foster
Chief Manager
Curtis Holdings, LLC
19230 Evans Street, Suite 115
Elk River, Minnesota 55330

  Re:
  Letter Agreement

Dear Richard:

        This letter serves as an addendum to the Intellectual Property License Agreement (hereinafter "License Agreement") and the Intellectual Property Purchase Agreement (hereinafter "Purchase Agreement"), both entered into between Curtis Holdings, LLC (hereinafter "Curtis") and Heeling Sports Limited (hereinafter "Heeling") with an Effective Date of September 23, 2002. This letter also serves as a Notice of Satisfaction to each party under the Purchase Agreement. Notwithstanding anything in any of the agreements to the contrary, or any other agreement between the parties to the contrary, Curtis acknowledges and agrees to the following:

          1.     Curtis owns the entire right, title and interest in all Marks, Patents and Intellectual Property, as those terms are defined in the License Agreement; and has fully and completely satisfied all terms, conditions and payments to Artemis Licensing, including the payment of $120,000 USD, under the Intellectual Property Agreement between Curtis and Artemis Licensing.

          2.     To the best of Curtis' knowledge, all security interests and other encumbrances, liens and claims to the Marks, Patents and Intellectual Property have been lawfully removed such that to the best of Curtis' knowledge, Curtis has clear, full and complete record title to all Marks, Patents and Intellectual Property; as those terms are defined in the License Agreement.

          3.     Heeling and Curtis agree that the License Agreement has terminated as of January 6, 2006 and the Purchase Agreement is in effect as of the date first recited in this paragraph. Curtis shall deliver a fully executed and legally binding patent and trademark assignment, as shown in Exhibits B and C of the Purchase Agreement, that reflects Heeling as the sole owner of all Intellectual Property, as defined in the Purchase Agreement, on or before the date first recited in this paragraph, and Heeling shall (i) instruct the Escrow Agent, as defined in the License Agreement, to release the Escrow Funds, as defined in the License Agreement to Curtis on or before the date first recited in this paragraph, and (ii) pay Curtis Non-Competition Provision payment of twenty-five thousand dollars ($25,000 USD) on or before the date first recited in this paragraph.

          4.     The marks, patents and intellectual property listed in Schedule A to this Letter Agreement are the only intellectual property Heeling will be responsible for maintaining Notwithstanding anything to the contrary in the License Agreement, the Purchase Agreement, including Section 4.9 thereof, or in any other agreement between the parties Heeling's obligation to Curtis or any third party to maintain and/or prosecute any patent, trademark or other intellectual property shall cease when the total of all payments, royalties, installments and other monies paid by the Heeling to Curtis (including fund's in escrow) under both the License Agreement and the Purchase Agreement equals $850,000. The parties agree that Heeling has already paid Curtis a total of $503,395 (based on royalties paid on products shipped by Heeling through the end of October) towards the $850,000 amount just mentioned.

          6.     Curtis will fully and completely cooperate with Heeling, at no expense to Heeling, to assist with timely ensuring that all intellectual property assigned to Heeling by Curtis lawfully reflects Curtis as the record owner of such intellectual property, without any break or interruption in the prior chain of title.

        If Curtis Holdings, LLC approves this Letter Agreement, please sign, date and return this letter with an original signature. Once we receive a fax of the signed original of this Letter Agreement, a fax of the above referenced executed assignment agreements, and an escrow release from Curtis Holdings, we will release the appropriate escrow funds and electronically transfer $25,000 to Curtis Holdings on or before January 6, 2006. Please then overnight the originals of the above documents. If you have any questions, please let me know.

Sincerely,
/s/ MICHAEL G. STAFFARONI Michael G. Staffaroni CEO Heeling Sports Limited
Read and agreed to this 5th day of January 2006, by an authorized representative of Curtis Holdings, LLC.
/s/ RICHARD C. FOSTER Richard C. Foster Chief Manager Curtis Holdings, LLC

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